Exhibit 10.16

TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE (this "Agreement"), effective as of the 31" day of July, 2016 (the "Effective Date"), is by and among On the Move Corporation, a Nevada corporation with its principal place of business at 12355 Hagen Ranch Road, Suite 604, Boynton Beach, Florida 33437 ("Purchaser"), West Boynton Auto Service, Inc. d/b/a Hagen Ranch Texaco, a Florida corporation ("Hagen Ranch"), Spanish River Service, Inc. d/b/a Jupiter Farms Chevron, a Florida corporation ("Jupiter Farms"), and Seeliva Industries, Inc., a Florida corporation, d/b/a Wellington BP ("Wellington" and together with Hagen Ranch and Jupiter Farms, the "Sellers" and individually, a "Seller"). The Sellers and Purchaser  shall hereinafter be referred to collectively as the "Parties" and individually, as a "Party").

W I T N E S S E T H

WHEREAS, Purchaser, Hagen Ranch, Jupiter Farms and Wellington are parties to that certain Asset Purchase Agreement, entered into as of the 28th day of January, 2016, as amended by that certain First Amendment to Asset Purchase Agreement, dated the 2nd day of June, 2016 (as so amended, modified or supplemented, the "Asset Purchase Agreement");

WHEREAS, in contemplation of the consummation of the transactions contemplated under the Asset Purchase Agreement, Purchaser previously issued to Hagen Ranch: (a) that certain Secured Promissory Note (the "Hagen Ranch Note"), dated January 28, 2016, having an initial principal amount equal to Four Hundred Thirteen Thousand Eight Hundred Ninety-Four Dollars ($413,894); (b) Three Hundred Ten Thousand Four Hundred Twenty-One (310,421) shares of Purchaser's Series B Convertible Preferred Stock, $1.00 per share stated value ("Series B Preferred Stock") and (c) Three Hundred Ten Thousand Four Hundred Twenty-One (310,421) shares of Purchaser's common stock, par value $0.0001 per share ("Common Stock");

WHEREAS, in contemplation of the consummation of the transactions contemplated under the Asset Purchase Agreement, Purchaser previously issued to Jupiter Farms: (a) that certain Secured Promissory Note (the "Jupiter Farms Note"), dated January 28, 2016, having an initial principal amount equal to Six Hundred Eighty-one Thousand Six Hundred Ninety-One Dollars ($681,691); (b) Five Hundred Eleven Thousand Two Hundred Sixty-Eight Thousand (511,268) shares of Series B Preferred Stock and (c) Five Hundred Eleven Thousand Two Hundred Sixty-Eight Thousand (511,268) shares of Common Stock;

WHEREAS, in contemplation of the consummation of the transactions contemplated under the Asset Purchase Agreement, Purchaser previously issued to Wellington: (a) that certain Secured Promissory Note (the "Wellington Note"), dated January 28, 2016, having an initial principal amount equal to Three Hundred Seventy Thousand Three Hundred Twenty-Six Dollars ($370,326); (b) Two Hundred Seventy-Seven Thousand Seven Hundred Forty-Five (277,745) shares of Series B Preferred Stock and (c) Two Hundred Seventy-Seven Thousand Seven Hundred Forty-Five (277,745) shares of Common Stock

WHEREAS, the Parties wish to terminate, rescind and cancel the Asset Purchase Agreement, the transactions contemplated thereunder, the Hagen Ranch Note, the Jupiter Farms Note, the Wellington Note and all Series B Preferred Stock and Common Stock previously issued thereunder, on the terms, and subject to the conditions, set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.               Termination of the Asset Purchase Agreement. Each of the Parties hereby agrees and acknowledges that, effective as of the Effective Date, the Asset Purchase Agreement, the Hagen Ranch Note, the Jupiter Farms Note, the Wellington Note and all Series B Preferred Stock and Common Stock heretofore issued to Hagen Ranch, Jupiter Farms and Wellington, respectively, pursuant to the terms of the Asset Purchase Agreement is hereby irrevocably and unconditionally terminated, rescinded and cancelled in its entirety and shall be of no further force or effect, and each party thereto shall have no further rights, liabilities or obligations of any nature thereunder; provided, however, that each Seller shall be entitled to receive all Transitional Management Fees that shall be due to it under the Section 1.3 of the Asset Purchase Agreement up to the Effective Date, which amount shall be fully paid by Purchaser on or prior to August 10, 2016.

Exhibit 16.1 -- Page 1

2.      Payment by Sellers for Motor Fuel and Inventory. - completed

3.      Payment by Sellers for Security Deposits.. - to be done

4.      Payment by Sellers for Prepaid Rent. - none

5.      Payment of Expenses Relating to Transferring Licenses and Assigning Leases. to be paid $1,500 per store

6.      Mutual Release of Claims. Effective as of the Effective Date, except as otherwise provided in this Agreement:

(a) each of the Sellers, on its own behalf and on behalf of each of its Affiliates and their respective predecessors, successors and assigns (in their respective capacities as such) (collectively with the Sellers, the "Seller Releasors"), does hereby fully and forever waive, release, acquit and discharge Purchaser, and its Affiliates, and the respective predecessors, successors and assigns of the foregoing (in their respective capacities as such) (collectively with Purchaser, the "Purchaser Releasors"), jointly and individually, of and from any and all controversies, claims, suits, judgments, promises, demands, debts, rights, obligations, liabilities, losses, costs, expenses, fees, causes of action and liabilities whatsoever of the Seller Releasors, in each case, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, foreseen or unforeseen, existing as of the Effective Date or arising thereafter, in law, equity, or otherwise brought by way of demand, complaint, cross-claim, counterclaim, third-party claim or otherwise (collectively. the "Claims"), in each case to the extent arising out of or relating to the Asset Purchase Agreement, the Hagen Ranch Note, the Jupiter Farms Note, the Wellington Note, the Series Preferred B Stock or the Common Stock (such Claims, the "Seller Released Claims").

(b) Purchaser, on behalf of itself and its Affiliates and the other Purchaser Releasors, does hereby fully and forever waive, release, acquit and discharge each of the Seller Releasors, jointly and individually, of and from any and all Claims of the Purchaser Releasors to the extent arising out of or relating to the Asset Purchase Agreement, the Hagen Ranch Note, the Jupiter Farms Note, the Wellington Note, the Series Preferred B Stock or the Common Stock (such Claims, the "Purchaser Released Claims").

"Affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors or managers (or other persons acting in similar capacities) of such person or otherwise to direct or cause the direction of the management and policies of such person through the ownership of voting securities, by contract or otherwise; provided, however that for purposes of this Section 6, (i) Purchaser shall not be deemed to be an "Affiliate" of any Seller and (ii) no Seller shall be deemed to be an "Affiliate" of Purchaser.

7.               Covenant Not to Sue.

(a) Each Seller, on behalf of itself and each of its respective Seller Releasors, (i) represents and warrants that no such Seller Releasor has pledged, assigned or otherwise transferred to any person all or any portion of any Seller Released Claims (or any Claims that, but for any such pledge, assignment or transfer, would constitute Seller Released Claims) or any rights or entitlements with respect thereto; (ii) covenants and agrees, to the extent permitted by applicable law, that no such Seller Releasor shall, either individually or in concert with another person or group of persons, maintain or cause to be maintained any action, in any capacity whatsoever, against any of the Purchaser Releasors based upon any of the Seller Released Claims; and (iii) shall indemnify and; hold harmless each of the Purchaser Releasors from and against any and all losses incurred by any of the Purchaser  Releasors, by reason of any breach of any of the representations, warranties, covenants or agreements in clause (i) or (ii) of this Section 7(a).

Exhibit 16.1 -- Page 2

(b) Purchaser, on behalf of itself and each of its respective Purchaser Releasors, (i) represents and warrants that no such Purchaser Releasor has pledged, assigned or otherwise transferred to any person all or any portion of any Purchaser Released Clams (or any Claims that, but for any such pledge, assignment or transfer, would constitute Purchaser Released Claims) or any rights or entitlements with respect thereto; (ii) covenants and agrees, to the extent permitted by applicable law, that no such Purchaser Releasor shall, either individually or in concert with another person or group of persons, maintain or cause to be maintained any action, in any capacity whatsoever, against any of the Seller Releasors based upon any of the Purchaser Released Claims; and (iii) shall indemnify and hold harmless each of the Seller Releasors from and against any and all losses incurred by any of the Seller Releasors, by reason of any breach of any of the representations, warranties, covenants or agreements in clause (i) or (ii) of this Section 7(b).

8.               Acquired Assets. Effective as of the Effective Date, Purchaser hereby transfers to the Sellers any and all of Purchaser's right, title and interest in and to all of the Acquired Assets (as defined in the Asset Purchase Agreement). Purchaser hereby represents and warrants that it has good and marketable title to all of the Acquired Assets, free and clear of all encumbrances.

9.               Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

10.             Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Law of the State of Florida, not taking into account any rules of conflicts of laws that would cause the application of the laws of any other jurisdiction.

11.             Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.             Further Assurances. Each Party shall execute and deliver such additional documents as may be reasonably requested by any other Party to consummate the transactions contemplated by this Agreement, including.

13.             Parties in Interest. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement.

14. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the Parties, or between any of them, with respect to the subject matter hereof and thereof.

15.             Headings. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.

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Exhibit 16.1 -- Page 3

Signature page to Termination Agreement and Release

Exhibit 16.1 -- Page 4